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                                                                    EXHIBIT 99.6


(ASHFORD HOSPITALITY TRUST LOGO)

                                                                    NEWS RELEASE

Contact:   Douglas Kessler                        Tripp Sullivan
           COO and Head of Acquisitions           Corporate Communications, Inc.
           (972) 490-9600                         (615) 254-3376


        ASHFORD HOSPITALITY TRUST COMPLETES SECOND PORTFOLIO ACQUISITION
                               FOR $33.9 MILLION

TRANSACTION HIGHLIGHTS:

o Acquired at 9.36 Trailing 12-Month EBITDA Multiple

o Solidifies Strategic Relationship with One of the Premier Developers in the Hospitality Industry

o Provides Substantial Diversification to Ashford's 15-Property Portfolio in Fast-Growing Markets


DALLAS - (November 25, 2003) - Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on the acquisition of a four-property, 393-room portfolio of hotels from Noble Investment Group for $33,850,000, or approximately $86,000 per key. The transaction is the second acquisition completed by the Company in as many months and increases its current portfolio to 15 hotel properties totaling 2,381 rooms.

The acquired portfolio consists of the following Hilton and Marriott branded hotels: the Hilton Garden Inn in Jacksonville, Florida; the SpringHill Suites by Marriott in Jacksonville, Florida; the Homewood Suites in Mobile, Alabama; and the Hampton Inn in Atlanta/Lawrenceville, Georgia. The Company purchased the four limited service hotels at a trailing 12-month EBITDA multiple of 9.36. Ashford intends to invest an additional $1.0 million of capital improvements into the newly built, high-quality hotels. Noble Management Group, a wholly owned management affiliate of Noble Investment Group, will continue to operate the four properties under incentive-based management agreements.

"Diversification and flexibility are key tenets of Ashford Hospitality Trust's investment strategy," stated Monty J. Bennett, President and CEO. "These four properties provide significant geographic, segment and service level diversification to our portfolio and are consistent with our focus on the elite hotel brands. Noble is an extremely qualified owner, developer and operator. This transaction cements a strategic relationship with one of the premier merchant builders in the hospitality industry. More importantly, the trailing 12-month yields on this portfolio and that of the five-hotel portfolio acquisition completed last month have exceeded our initial return targets. These better-than-expected yields demonstrate the benefits of placing a priority on making the right investments for the long term over short-term expediencies."




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14180 Dallas Parkway, 9th Floor, Dallas, TX 75254           Phone: (972)490-9600


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AHT Completes Second Portfolio Acquisition
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November 25, 2003


The 119-room Hilton Garden Inn in Jacksonville is located off I-95 near the intersection of Southside Boulevard and J.T Butler Boulevard - in the heart of the Deerwood Business Park. The four-year-old property includes approximately 1,900 square feet of meeting space, a full service restaurant, an outdoor pool, and fitness room.

The 102-suite SpringHill Suites in Jacksonville was built in 2000 and is located less than one-quarter mile from the Hilton Garden Inn on Southside Boulevard also within the Deerwood Business Park. The property includes meeting space, an outdoor pool and fitness room.

The 86-room Homewood Suites in Mobile, Alabama was developed in 1998. Conveniently located approximately one mile from Mobile International Airport, the property features two-room, apartment style suites and benefits from a host of regional and multi-national companies headquartered nearby. Guest amenities include meeting space, a fitness room, outdoor pool and continental breakfast.

The 86-room Hampton Inn is located in the northeast Atlanta suburb of Lawrenceville. Situated across from Gwinnett Medical Center and a surrounding office park, the six-year-old property also provides guests convenient access to one of Atlanta's top shopping destinations - the Mall of Georgia.

                                    * * * * *

Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company's web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy; our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.



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14180 Dallas Parkway, 9th Floor, Dallas, TX 75254           Phone: (972)490-9600

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AHT Completes Second Portfolio Acquisition
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November 25, 2003


These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford's other filings with the Securities and Exchange Commission. EBITDA is defined as Net Income before interest, taxes, depreciation and amortization.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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14180 Dallas Parkway, 9th Floor, Dallas, TX 75254           Phone: (972)490-9600